As filed with the Securities and Exchange Commission on September 2, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPECTRUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	93-0979187
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
11500 S. Eastern Ave., Ste. 240
Henderson, Nevada 89052
(Address of Principal Executive Offices; Zip Code)
Spectrum Pharmaceuticals, Inc. Deferred Compensation Plan
(Full title of the plan)
Rajesh C. Shrotriya, M.D.
Chairman of the Board, Chief Executive Officer and President
11500 S. Eastern Ave., Ste. 240
Henderson, Nevada 89052
(Name and address of agent for service)
(702) 835-6300
(Telephone number, including area code, of agent for service)
Copies to:
Shivbir S. Grewal, Esq.
Marc G. Alcser, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
(949) 725-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to be	Offering Price	Aggregate	Registration Fee
Title of Each Class of Securities to be Registered	Registered	Per Share	Offering Price	(2)
Deferred Compensation Obligations(1)	$8,706,298	N/A___	$8,706,298	$1,010.80

(1)	The deferred compensation obligations being registered hereunder are unsecured obligations of Spectrum Pharmaceuticals, Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms and conditions of the Spectrum Pharmaceuticals, Inc. Deferred Compensation Plan (the “Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amount of deferred compensation obligations registered hereunder is based on an estimate of the amount of compensation participants may defer, and the amount of discretionary contributions the Registrant may make to participants, under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The documents listed below have been filed by Spectrum Pharmaceuticals, Inc. (the “Registrant”) with the Commission and are incorporated herein by reference (except as to any portion of any document listed below that is deemed furnished and not filed):
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 10, 2011.
(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future periodic or current report or other document that is deemed furnished and not filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
The deferred compensation obligations being registered under this registration statement (the “Obligations”) are issuable under the terms of the Spectrum Pharmaceuticals, Inc. Deferred Compensation Plan (the “Plan”). The Plan is intended to be an unfunded, unsecured plan maintained primarily for the purpose of providing income deferral and investment opportunities to a select group of management and other highly compensated employees designated by the Registrant to participate in the Plan.
Eligible employees may enroll in the Plan by entering into enrollment agreements with the Plan administrator pursuant to which they irrevocably elect to defer a percentage or dollar amount of their base salary and incentive compensation, and a refund of their 401(k) contributions, for a given Plan year. The Plan administrator may establish maximum and/or minimum amounts and/or percentages that may be deferred by participants pursuant to the Plan. A participant is one hundred percent (100%) vested in all deferrals made by him or her. The Registrant may also make discretionary contributions to the Plan on behalf of participants. Such contributions, if any, will be subject to vesting in accordance with vesting schedules established for a participant by the Plan administrator at the time a contribution is made. The contributions made by the Registrant on behalf of a participant will become fully vested upon such participant’s retirement, death or disability or upon a change of control of the Registrant.
Each participant’s deferred compensation will be credited to an account maintained on the books of the Registrant. Deferred compensation held in a participant’s distribution account will be indexed to one or more deemed investment options selected by such participant from time to time pursuant to which deemed earnings or losses will be credited or debited to such participant’s distribution account. The deemed rate of return, positive or negative, credited or debited, as the case may be, under each investment option is based upon the actual investment performance of the investment fund or funds as the Plan administrator may designate from time to time, and shall equal the total return of such investment fund net of asset based charges. Notwithstanding that the rates of return credited or debited to a participant’s distribution account is based upon the actual performance of the specified investment options, the Registrant will not be obligated to invest any deferred compensation in such portfolios or in any other investment funds. Participants may from time to time change the deemed investment option to which their distribution accounts are deemed to be allocated. The value of a participant’s distribution account will equal the amounts credited or debited to such distribution account, including any earnings (positive or negative) deemed to be earned on such distribution account.

A participant may elect to designate a payment date in his or her enrollment agreement with respect to his or her deferrals and earnings thereon for a given Plan year. The payment date may be no earlier than the first month of the third Plan year after the Plan year for which such participant’s distribution account was established. A participant’s distribution account will be distributed to such participant upon his or her retirement, separation from service with the Registrant, death or disability as set forth in the Plan.
Upon a finding that a participant has suffered an unforeseeable emergency, the Plan administrator may, in its sole discretion, pay to such participant from his or her distribution account an amount necessary to meet such unforeseeable emergency, after deduction of taxes. Emergency benefits will be paid first from such participant’s deferrals and earnings thereon, to the extent sufficient to meet the emergency, and thereafter such participant may access the remainder of his or her distribution account (to the extent vested). Within the 30 days preceding or the twelve (12) months following a change of control of the Registrant, the Registrant may terminate the Plan and distribute to each participant all of his or her distribution account. A Participant will receive all of his or her distribution account in a single lump sum payment equal to the unpaid balance of all of his or her distribution account if a separation from service occurs within twenty-four (24) months following a change of control of the Registrant. A participant who is receiving installment payments at the time of a change of control of the Registrant will receive the unpaid balance of his or her distribution account in a single lump sum within ninety (90) days after such change of control.
The Registrant may amend, suspend, discontinue or terminate the Plan at any time. However, no amendment, suspension, discontinuance or termination will reduce or otherwise adversely affect the rights of any participant with respect to benefits that are payable or may become payable under the Plan based upon the vested balance of the participant’s distribution account as of the effective date of such amendment, suspension, discontinuance or termination.
There is no trading market for the Obligations. No participant may transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber his or her interest under the Plan. The Obligations are not convertible into any other security of the Registrant. Each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may establish a grantor, or “rabbi,” trust to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant’s general creditors.
The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 4.1 to this registration statement and incorporated herein by reference.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Further subsections of DGCL Section 145 provide that:
(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;
(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and
(3) the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify the Registrant’s officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant’s amended certificate of incorporation and amended and restated bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Registrant will indemnify any person (and the estate of any person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the Registrant’s request as a director or officer of another corporation or enterprise. The Registrant may, in its discretion, similarly indemnify its employees and agents.
The Registrant has entered into indemnification agreements with its officers and directors.
The Registrant’s amended and restated bylaws relieve the Registrant’s directors from monetary damages to the Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.

The Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed as part of this registration statement:

Exhibit
Number		Exhibit

4.1	+	Spectrum Pharmaceuticals, Inc. Deferred Compensation Plan.

4.2		Amended Certificate of Incorporation, as filed. (Filed as Exhibit 3.1 to Form 10-K, as filed with the Securities and Exchange Commission on March 10, 2011, and incorporated herein by reference.)

4.3
Form of Amended and Restated Bylaws of the Registrant. (Filed as Exhibit 3.1 to Form 10-Q, as filed with the Securities and Exchange Commission on August 16, 2004, and incorporated herein by reference.)

5.1	+	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	+	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation. (contained in Exhibit 5.1).

24.1	+	Power of Attorney (contained on page II-1 of this registration statement).

+	Filed herewith.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of September, 2011.

SPECTRUM PHARMACEUTICALS, INC.
By:	/s/ Rajesh C. Shrotriya, M.D.
Rajesh C. Shrotriya, M.D.
Chairman of the Board, Chief Executive Officer and President
POWER OF ATTORNEY
The undersigned directors and officers of Spectrum Pharmaceuticals, Inc. hereby constitute and appoint Rajesh C. Shrotriya, M.D. and Brett L. Scott and each of them, as his true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and new registration statements relating to this Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rajesh C. Shrotriya, M.D. Rajesh C. Shrotriya, M.D.	Chairman of the Board, Chief Executive Officer, and President (Principal Executive Officer)	September 2, 2011

/s/ Brett L. Scott Brett L. Scott	Senior Vice President and Acting Chief Financial Officer (Principal Financial and Accounting Officer)	September 2, 2011

/s/ Krishan K. Arora, Ph.D. Krishan K. Arora, Ph.D.	Director	September 2, 2011

/s/ Luigi Lenaz, M.D. Luigi Lenaz, M.D.	Director	September 2, 2011

/s/ Stuart M. Krassner, Sc.D., Psy.D. Stuart M. Krassner, Sc.D., Psy.D.	Director	September 2, 2011

/s/ Anthony E. Maida, III, M.A., M.B.A., Ph.D Anthony E. Maida, III, M.A., M.B.A., Ph.D	Director	September 2, 2011

/s/ Dilip J. Mehta, M.D., Ph.D. Dilip J. Mehta, M.D., Ph.D.	Director	September 2, 2011

II-1

EXHIBIT INDEX

Exhibit
Number		Exhibit

4.1	+	Spectrum Pharmaceuticals, Inc. Deferred Compensation Plan.

4.2		Amended Certificate of Incorporation, as filed. (Filed as Exhibit 3.1 to Form 10-K, as filed with the Securities and Exchange Commission on March 10, 2011, and incorporated herein by reference.)

4.3
Form of Amended and Restated Bylaws of the Registrant. (Filed as Exhibit 3.1 to Form 10-Q, as filed with the Securities and Exchange Commission on August 16, 2004, and incorporated herein by reference.)

5.1	+	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	+	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation. (contained in Exhibit 5.1).

24.1	+	Power of Attorney (contained on page II-1 of this registration statement).

+	Filed herewith.